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[JOHNSON CONTROLS LOGO]                                          NEWS RELEASE

Johnson Controls, Inc., with headquarters in Milwaukee, Wisconsin, is a global market leader in automotive systems and controls. Through its Automotive Systems Group, it supplies seating systems, interior systems and batteries to the automotive original equipment and replacement markets. The Controls Group serves the nonresidential buildings market with control systems and services, and integrated facility management.Founded in 1885, it operates in more than 500 locations worldwide. Johnson Controls securities (JCI) are listed on the NYSE.


Contact: MEDIA:    Jeff Steiner                      RELEASE:  April 27, 1998
                   (734) 254-5932

         ANALYSTS: Denise Zutz
                   (414) 228-3155


                     JOHNSON CONTROLS ANNOUNCES AGREEMENT TO
              ACQUIRE GLOBAL VEHICLE INTERIOR SUPPLIER BECKER GROUP


Premier supplier of vehicle interior systems strengthens design and manufacturing capabilities in Europe and North America

         MILWAUKEE, WISCONSIN USA (APRIL 27, 1998) -- Johnson Controls, Inc. (NYSE: JCI) announced today that it will acquire automotive interior supplier Becker Group, of the United States, and its Becker Group Europe. The acquisition establishes Johnson Controls as the leading supplier of interior systems in Europe and strengthens the company's North American capabilities for complete interiors.
         Becker Group is a privately held firm based in Sterling Heights, Michigan, and Wuppertal, Germany. Its 1998 sales are expected to be approximately US$1.3 billion, of which 70 percent is in Europe. Becker Group is a major supplier of interior systems, particularly door systems and instrument panels. It also provides systems integration services to its largest customers, Daimler-Benz and Chrysler. Other major customers of the company are Audi, BMW, Ford, General Motors/Opel, Mitsubishi, Renault, Rover, Toyota, Volkswagen and Volvo.
         In addition to door systems and instrument panels, Becker Group's product line includes modular headliners, floor consoles, sun visors and other interior trim components.
         Johnson Controls said the company anticipates paying between US$550-600 million for Becker Group, plus the assumption of the company's debt. The transaction is expected to be completed this summer, following regulatory approvals.


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JOHNSON CONTROLS, INC

                                                          April 27, 1998
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         James H. Keyes, chairman and chief executive officer of Johnson
Controls, said, "The acquisition is a major part of our strategy to become the global leader in automotive interior systems, in addition to our current strength in seating systems. Becker Group, including its Europe-based Happich Fibrit subsidiary, provides Johnson Controls with a strong engineering and manufacturing organization to increase the level of service and capabilities we can offer to European-based vehicle manufacturers."
         John M. Barth, executive vice president for Johnson Controls, added that Becker Group also expands Johnson Controls' North American complete interiors integration and engineering resources as well as its domestic manufacturing base.
         Johnson Controls, the world's largest supplier of complete seat systems, entered the interior systems market in the 1990s through a combination of resource development inside the company and acquisitions. The acquisition of France-based Roth Freres added to its overhead systems capabilities in Europe, and the acquisition of U.S.-based Prince Corporation provided Johnson Controls with expertise in several interiors systems, including electronics.
         Mr. Barth stated that "Johnson Controls and Becker Group have long histories of customer satisfaction and product innovation. Through this agreement, we now have interior systems resources in Europe and North America that are unmatched, including outstanding engineering, a solid manufacturing base and product technology that adds value for our customers and delights vehicle buyers."
         Charles Becker, chairman and chief executive officer of Becker Group, said, "The alliance between Johnson Controls and Becker Group creates a unified business entity with outstanding global capabilities. It is a qualified partner for automakers worldwide that can design, engineer and manufacture all major vehicle interior products, including door panel, instrument panel, overhead and complete seat systems."
         Becker Group has 8,400 employees and operates 51 facilities worldwide. The company has 32 manufacturing plants, including sites in the Czech Republic, France, Germany, Hungary, Mexico, Spain, Sweden, the United Kingdom and the United States. In 1996, Becker Group acquired Happich Fibrit GmbH of Germany, a leading supplier of vehicle interior systems in Europe.

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JOHNSON CONTROLS, INC.
                                                           April 27, 1998
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         Johnson Controls, Inc., with headquarters in Milwaukee, Wisconsin, USA, is a global market leader in automotive systems and building controls. Founded in 1885, Johnson Controls had sales of US$11.1 billion in 1997 and operates in more than 500 locations around the world. See www.johnsoncontrols.com for more information.


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The company has made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as "believes," "expects," "anticipates" or similar expressions. For those statements, the company cautions that the numerous important factors discussed in the company's Form 8-K (dated October 30, 1997) could affect the company's actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.